Exhibit 99.1

Zura Bio Reports Full Year 2024 Financial Results and Recent Corporate Updates

•	Achieved key milestones in 2024 that enhanced our leadership team, strengthened our financial position, and progressed our clinical pipeline
•	Initiated the Phase 2 TibuSURE trial in adults with systemic sclerosis (SSc)
•	Completed a $112.5 million private placement financing in April 2024, contributing to a total of $176.5 million in cash and cash equivalents, as of December 31, 2024
•	Cash runway anticipated through 2027, supporting operations and funding anticipated tibulizumab data readouts in SSc and hidradenitis suppurativa (HS)

HENDERSON, Nev. – (BUSINESS WIRE) – March 25, 2025 – Zura Bio Limited (Nasdaq: ZURA) (“Zura Bio” or the “Company”), a clinical stage, multi-asset immunology company developing novel dual-pathway antibodies for autoimmune and inflammatory diseases, today reported full year 2024 financial results and recent corporate updates.

“In 2024, we reached key milestones that reinforced our financial foundation, expanded our leadership team, and advanced our clinical pipeline, highlighting our commitment to establishing a leading presence in immunology,” said Robert Lisicki, Chief Executive Officer of Zura Bio. “We remain dedicated to developing treatments for patients with severe autoimmune and inflammatory diseases. In 2025, we look forward to building on this progress with continued advancements, including our TibuSURE Phase 2 study for SSc and the anticipated launch of a Phase 2 study for HS in Q2.”

CORPORATE HIGHLIGHTS AND UPCOMING ANTICIPATED MILESTONES

Tibulizumab

Systemic sclerosis

In December 2024, Zura Bio advanced its clinical pipeline by initiating the Phase 2 TibuSURE trial in SSc.

Hidradenitis suppurativa

•	In September 2024, a third-party Contract Research Organization was selected to oversee and conduct the Phase 2 clinical program for HS.
•	Zura Bio holds an active Investigational New Drug with the U.S. Food and Drug Administration, allowing the clinical trial to proceed.
•	Zura Bio plans to initiate a Phase 2 trial for the treatment of adults with HS in the second quarter of 2025.

Crebankitug

•	Zura Bio is exploring potential therapeutic applications where IL-7/TSLP inhibition may provide meaningful clinical and commercial benefits.
•	Ongoing translational medicine research and collaborations with key opinion leaders aim to enhance the understanding of its clinical potential.

Torudokimab

Zura Bio is monitoring external Phase 2 and Phase 3 IL-33/ST2 data in asthma and chronic obstructive pulmonary disease to inform its development strategy.

Corporate Highlights

•	In January 2024, Kiran Nistala, MBBS, PhD, a rheumatologist and immunologist, joined as Chief Medical Officer and Head of Development, further strengthening our clinical and scientific leadership.
•	In April 2024, Robert Lisicki was appointed Chief Executive Officer and played a key role in securing $112.5 million through an oversubscribed private placement, supported by leading life sciences-focused institutional investors.
•	In June 2024, a Scientific Advisory Board was established, composed of leading specialists in rheumatology, dermatology, and immunology.
•	In June 2024, data from two abstracts on tibulizumab in Sjögren’s syndrome and rheumatoid arthritis were presented at the Annual European Congress of Rheumatology.
•	In August 2024, the Company successfully completed a warrant exchange, simplifying its capital structure.
•	In September 2024, the Company established an "at-the-market" (ATM) program, providing increased financial flexibility.

FULL YEAR 2024 FINANCIAL RESULTS

Cash Position

Cash and cash equivalents were $176.5 million as of December 31, 2024, as compared to $99.8 million as of December 31, 2023. Zura Bio anticipates that its existing cash and cash equivalents should be sufficient to support operations as currently planned through 2027.

Research and Development (R&D) Expenses

Research and development expenses were $24.4 million for the year ended December 31, 2024, a decrease of $19.6 million compared to $44.0 million for the year ended December 31, 2023. The decrease was primarily due to $27.2 million related to the acquisition of tibulizumab from Eli Lilly and Company (“Lilly”) during the year ended December 31, 2023. This decrease was partially offset by a $4.5 million milestone payment in 2024 related to the Lilly license for tibulizumab and an increase of $2.9 million for cash-based compensation expenses for personnel in R&D functions and an increase of $2.0 million of costs incurred for consulting services for our product candidates.

General and Administrative (G&A) Expenses

General and administrative expenses were $30.8 million for the year ended December 31, 2024, an increase of $12.2 million compared to $18.6 million for the year ended December 31, 2023. The increase was primarily due to $8.3 million in compensation costs, including a one-time non-cash stock-based compensation expense of $5.9 million and a $2.4 million increase in cash and non-cash compensation costs for personnel in executive and administrative functions, as well as a $2.9 million increase in professional fees, driven by $1.6 million in fees related to the warrant exchange.

Net Loss

Net Loss was $45.4 million or $0.60 per share for the year ended December 31, 2024, compared to $69.2 million or $2.09 per share for the year ended December 31, 2023.

ABOUT ZURA BIO

Zura Bio is a clinical-stage, multi-asset immunology company developing novel dual-pathway antibodies for autoimmune and inflammatory diseases. Currently, Zura Bio is developing three assets which have completed Phase 1/1b studies. The company is developing a portfolio of therapeutic indications for tibulizumab (ZB-106), crebankitug (ZB-168), and torudokimab (ZB-880), with a goal of demonstrating their efficacy, safety, and dosing convenience in autoimmune and inflammatory diseases, including systemic sclerosis and other indications with unmet needs.

FORWARD-LOOKING STATEMENTS

This communication includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believe,” “predict,” “potential,” “continue,” “strategy,” “future,” “opportunity,” “would,” “seem,” “seek,” “outlook,” “goal,” “mission,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties that could cause the actual results to differ materially from the expected results. These statements are based on various assumptions, whether or not identified in this communication. These forward-looking statements in this release include, but are not limited to, statements regarding: Zura Bio’s forecasts, including with respect to its cash resources; Zura Bio’s expectations regarding funding, operating and working capital expenditures, business strategies and objectives; ; expectations with respect to Zura Bio’s development program, including its product candidates and the potential benefits thereof, data readouts, regulatory matters, clinical trials and the design and timing thereof; expectations with respect to development programs, data readouts and product candidates of other parties. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by an investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability.

Actual events are difficult or impossible to predict and could differ materially from those expressed or implied in such forward-looking statements, as a result of these risks and uncertainties, which include, but are not limited to: Zura Bio’s expectations regarding its product candidates and their related benefits, and Zura Bio’s beliefs regarding competing product candidates and products both in development and approved, may not be achieved; Zura Bio's vision and strategy may not be successful; the timing of key events and initiation of Zura Bio's studies, regulatory matters and release of clinical data may take longer than anticipated or may not be achieved at all; the potential general acceptability and maintenance of Zura Bio's product candidates by regulatory authorities, payors, physicians, and patients may not be achieved; Zura Bio's ability to attract and retain key personnel; Zura Bio's expectations with respect to its future operating expenses, capital requirements and needs for additional financing may not be achieved; Zura Bio has not completed any clinical trials, and has no products approved for commercial sale; Zura Bio has incurred significant losses since inception, and expects to incur significant losses for the foreseeable future and may not be able to achieve or sustain profitability in the future; Zura Bio requires substantial additional capital to finance its operations, and if it is unable to raise such capital when needed or on acceptable terms, Zura Bio may be forced to delay, reduce, and/or eliminate one or more of its development programs or future commercialization efforts; Zura Bio may be unable to renew existing contracts or enter into new contracts; Zura Bio relies on third-party contract development manufacturing organizations for the manufacture of clinical materials; Zura Bio relies on contract research organizations, clinical trial sites, and other third parties to conduct of its preclinical studies and clinical trials; Zura Bio may be unable to obtain regulatory approval for its product candidates, and there may be related restrictions or limitations of any approved products; Zura Bio may be unable to successfully respond to general economic and geopolitical conditions; Zura Bio may be unable to effectively manage growth; Zura Bio faces competitive pressures from other companies worldwide; Zura Bio may be unable to adequately protect its intellectual property rights; and other factors set forth in documents filed, or to be filed by Zura Bio, with the Securities and Exchange Commission (SEC), including the risks and uncertainties described in the “Risk Factors” section of Zura Bio's Annual Report on Form 10-K for the year ended December 31, 2024 and other filings with the SEC. These risks and uncertainties may be amplified by health epidemics or other unanticipated global disruption events, which may continue to cause economic uncertainty. Zura Bio cautions that the foregoing list of factors is not exclusive or exhaustive and not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Zura Bio gives no assurance that it will achieve its expectations. Zura Bio does not undertake or accept any obligation to update any forward-looking statements, except as required by law.

ZURA BIO LIMITED

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31,
	2024	2023
Assets
Current assets
Cash and cash equivalents	$176,498	$99,806
Prepaid expenses and other current assets	2,246	1,037
Total current assets	178,744	100,843
Property and equipment, net	91	–
Other assets	698	–
Total assets	$179,533	$100,843

Liabilities, Redeemable Noncontrolling Interest and Shareholders' Equity
Current liabilities
Accounts payable and accrued expenses	$19,514	$20,302
Total current liabilities	19,514	20,302
Private placement warrants	–	990
Total liabilities	19,514	21,292

Commitments and contingencies

Redeemable noncontrolling interest	11,663	18,680

Shareholders’ Equity
Preferred shares, $0.0001 par value, 1,000,000 authorized as of December 31, 2024 and 2023; no shares issued and outstanding as of December 31, 2024 and 2023	–	–
Class A Ordinary Shares, $0.0001 par value; 300,000,000 shares authorized as of December 31, 2024, and 2023; 65,297,530 and 43,593,678 shares issued and outstanding as of December 31, 2024 and 2023, respectively	7	4
Additional paid-in capital	302,705	162,820
Accumulated deficit	(155,897)	(103,494)
Total Zura Bio Limited shareholders' equity	146,815	59,330
Noncontrolling interest	1,541	1,541
Total shareholders’ equity	148,356	60,871
Total liabilities, redeemable noncontrolling interest and shareholders' equity	$179,533	$100,843

ZURA BIO LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	For the Years Ended December 31,
	2024	2023
Operating expenses:
Research and development	$24,401	$43,999
General and administrative	30,788	18,639
Total operating expenses	55,189	62,638
Loss from operations	(55,189)	(62,638)
Other (income)/expense, net
Interest income	(7,998)	(2,186)
Change in fair value of private placement warrants	5,240	(724)
Change in fair value of note payable	–	2,244
Dividend income	–	(1,392)
Other income, net	(28)	(17)
Total other income, net	(2,786)	(2,075)
Loss before income taxes	(52,403)	(60,563)
Income tax benefit	–	–
Net loss before redeemable noncontrolling interest	(52,403)	(60,563)
Net loss attributable to redeemable noncontrolling interest	–	203
Net loss	(52,403)	(60,360)
Adjustment of redeemable noncontrolling interest from redemption value to carrying value	7,017	–
Accretion of redeemable noncontrolling interest to redemption value	–	(7,220)
Deemed contribution from redeemable noncontrolling interest	–	9,212
Deemed dividend to redeemable noncontrolling interest	–	(10,875)
Net loss attributable to Class A Ordinary Shareholders of Zura	$(45,386)	$(69,243)
Net loss per share attributable to Class A Ordinary Shareholders of Zura, basic and diluted	$(0.60)	$(2.09)
Weighted-average Class A Ordinary Shares used in computing net loss per share attributable to Class A Ordinary Shareholders of Zura, basic and diluted	75,070,761	33,064,036

CONTACTS

Megan K. Weinshank

Head of Corporate Affairs

ir@zurabio.com